LiveWire Group, Inc.
Notice of Award of Restricted Stock Units	ID: 87,4730333
and Restricted Stock Unit Agreement	3700 West Juneau Avenue
(Standard)	Milwaukee, WI 53208

[Participant Name]		[Grant Type]
[Signed Electronically]		Plan:	2022 Incentive Award Plan
Acceptance Date:	[Acceptance Date]	ID:	[Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted Restricted Stock Units with respect to [Number of Shares Granted] shares of common stock of LiveWire Group, Inc. (“LiveWire”) under LiveWire’s 2022 Incentive Award Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall vest in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units (Tranche #2)	The second anniversary of the Grant Date
The final one-third of the Restricted Stock Units (Tranche #3)	The third anniversary of the Grant Date

If application of the above schedule on the first vesting date or the second vesting date would produce vesting in a fraction of a Restricted Stock Unit, then the number of Restricted Stock Units that become vested on that vesting date shall be rounded down to the next lower whole number of Restricted Stock Units, and the fractional Restricted Stock Unit shall be carried forward into the next Tranche of Restricted Stock Units.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan.

LIVEWIRE GROUP, INC.

Karim Donnez
CEO

Exhibit A to Restricted Stock Unit Agreement

Definition of Company: “Company” or “the Company” means LiveWire and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services. For purposes of clarity, this definition of “Company” shall not apply in determining whether a “Change in Control,” as defined below, has occurred.

Termination of Employment:

(1) If your employment with the Company is terminated for any reason other than death, Disability or a Qualifying Termination described in paragraph (3) below, then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

(2) If you cease to be employed by the Company by reason of death or Disability, then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death or Disability, and the denominator of which is the number of Months from the Grant Date to the applicable anniversary of the Grant Date on which such Tranche would otherwise have vested if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Restricted Stock Unit Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month and ends on the anniversary of the Grant Date that occurs in the following calendar month.

(3) If and to the extent this Restricted Stock Unit award is continued, converted, assumed, or replaced in connection with a Change in Control in such a manner that is considered an Assumption under the Plan, and if you experience a Qualifying Termination within two (2) years following a Change in Control, then all unvested Restricted Stock Units shall immediately vest and, notwithstanding the settlement dates provided below under “Settlement,” will be settled as soon as practicable, and no later than 2 1/2 months following the date of the Qualifying Termination. For the avoidance of doubt, if Harley Davidson, Inc. is the acquiror or successor entity and an Assumption of this Restricted Stock Unit is effectuated, your subsequent termination of employment, for any reason, will not accelerate the vesting of this Restricted Stock Unit and instead you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

For purposes of this paragraph (3):

(a) “Change in Control” means a Change in Control as defined in the Plan as in effect on May 1, 2026, except that no Change in Control will occur if Harley-Davidson, Inc. or a subsidiary or affiliate thereof acquires 100% of the total voting power of the Company’s securities (except that such event would be a Change in Control for the individual currently serving as the Chief Executive Officer as of May 1, 2026, and only if such individual is still serving as Chief Executive Officer as of the Change in Control date). For the sake of clarity, a Change in Control will not occur solely as a result of Harley-Davidson, Inc.’s ownership of the voting power of the Company decreasing below 50% of the total voting power of the Company’s securities, and a Change in Control for purposes of this Restricted Stock Unit

Agreement shall not be limited to a transaction constituting a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(b) “Good Reason” means the initial occurrence of any of the following without your consent:

(i) a material reduction in your base salary or target total direct compensation (including salary and target-level annual bonus and equity awards), unless such reduction is part of an across-the-board uniformly applied reduction affecting all executives;

(ii) a material diminution in your authority, duties, or responsibilities; or
(iii) the relocation of your office by more than fifty (50) miles from your current work location. If you primarily work remotely, your “current work location" means your residence as listed in the Company’s records;

provided, however, that you may not terminate employment for “Good Reason” unless you first provide written notice to the Company (addressed to the Company’s Chief Human Resources Officer) within thirty (30) days of the initial occurrence of one or more of the conditions under clauses (i) through (iii) above, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you, and the date of your termination of employment as a result of such condition occurs after the thirty (30) day period for the Company to remedy the condition, and no later than ninety (90) days after the initial occurrence of such condition.

(c) A “Qualifying Termination” means (i) your involuntary termination of employment with the Company for any reason other than your death, Disability or for Cause; or (ii) your voluntary termination of employment with the Company for Good Reason. Notwithstanding the foregoing, the transfer of your employment to a comparable role within the Company, or from the Company to Harley-Davidson, Inc. or any of its subsidiaries or affiliates, shall not be a Qualifying Termination.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Restricted Stock Units. You will be credited with cash amounts equivalent to any dividends and other distributions paid with respect to the Shares underlying your Restricted Stock Units, so long as the applicable record date occurs before you forfeit such Restricted Stock Units, and such dividend equivalents will remain subject to the same risk of forfeiture and other terms as, and be paid at the time of settlement of, the Restricted Stock Units with respect to which they were credited. If, however, any dividends or distributions with respect to the Shares underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units with respect to which they were credited. Amounts credited to you in the form of additional Restricted Stock Units will be settled (if vested) at the same time as the Restricted Stock Units with respect to which they were credited.

Settlement: Your Restricted Stock Units will be settled at the following times, to the extent then vested, by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Restricted Stock Unit:

•The Tranche #1 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the first anniversary of the Grant Date;

•The Tranche #2 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the second anniversary of the Grant Date; and

•The Tranche #3 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 1/2 months, following the third anniversary of the Grant Date;

provided that all then-vested Restricted Stock Units that have not previously been settled will be settled upon your “separation from service” within the meaning of Code Section 409A, except as set forth in paragraph (3) under “Termination of Employment”. Cash will be paid in satisfaction of any fractional Restricted Stock Unit settled pursuant to this Restricted Stock Unit Agreement.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, LiveWire may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: Section 9.5 of the Plan shall apply to this Award with respect to tax withholding. To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units, your receipt of payments in respect of Restricted Stock Units or the delivery of Shares to you in respect of Restricted Stock Units results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this Award through your Fidelity account. If you have not accepted this Award within ninety (90) days following the Grant Date, the Restricted Stock Units granted herein shall be automatically forfeited. If you choose to accept this Restricted Stock Unit Agreement, then you accept the terms of this Award, acknowledge these tax implications, and agree and consent to all amendments to the Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.